EXHIBIT 99.1
CLAYTON WILLIAMS ENERGY, INC.

FINANCIAL GUIDANCE DISCLOSURES FOR 2007

Overview

Clayton Williams Energy, Inc. and its subsidiaries have prepared this document to provide public disclosure of certain financial and operating estimates in order to permit the preparation of models to forecast our operating results for each quarter during the year ending December 31, 2007.  These estimates are based on information available to us as of the date of this filing, and actual results may vary materially from these estimates.  We do not undertake any obligation to update these estimates as conditions change or as additional information becomes available.

The estimates provided in this document are based on assumptions that we believe are reasonable.  Until our actual results of operations for these periods have been compiled and released, all of the estimates and assumptions set forth herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future, or may have occurred through the date of this filing, including such matters as production of oil and gas, product prices, oil and gas reserves, drilling and completion results, capital expenditures and other such matters, are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the results, performance, or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following:  the volatility of oil and gas prices, the unpredictable nature of our exploratory drilling results; the reliance upon estimates of proved reserves; operating hazards and uninsured risks; competition; government regulation; and other factors referenced in filings made by us with the Securities and Exchange Commission.

As a matter of policy, we generally do not attempt to provide guidance on:

(a)	production which may be obtained through future exploratory drilling;
(b)	dry hole and abandonment costs that may result from future exploratory drilling;
(c)	the effects of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”;
(d)	gains or losses from sales of property and equipment unless the sale has been consummated prior to the filing of financial guidance;
(e)	capital expenditures related to completion activities on exploratory wells or acquisitions of proved properties until the expenditures are estimable and likely to occur; and
(f)	revenues, expenses and minority interest related to our investment in Larclay JV.

As discussed in “Capital Expenditures”, approximately half of our 2007 planned exploration and development expenditures relate to exploratory prospects.  Exploratory prospects involve a higher degree of risk than development prospects.  To offset the higher risk, we generally strive to achieve a higher reserve potential and rate of return on investments in exploratory prospects.  Actual results from our exploratory drilling activities, when ultimately reported, may have a material impact on the estimates of oil and gas production and exploration costs stated in this guidance.

Summary of Estimates

The following table sets forth certain estimates being used by us to model our anticipated results of operations for each quarter during the fiscal year ending December 31, 2007.  When a single value is provided, such value represents the mid-point of the approximate range of estimates.  Otherwise, each range of values provided represents the expected low and high estimates for such financial or operating factor.  See “Supplemental Information.”

	Year Ending December 31, 2007
	Actual	Actual	Actual	Estimated
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except per unit data)
Average Daily Production:
Gas (Mcf)	48,078	56,604	62,500	55,500 to 59,500
Oil (Bbls)	6,033	6,341	6,326	6,650 to 6,850
Natural gas liquids (Bbls)	511	626	630	600 to 650
Total gas equivalents (Mcfe)	87,342	98,406	104,236	99,000 to 104,500

Differentials:
Gas (Mcf)	$(0.05)	$(0.36)	$.01	$(0.35) to $(0.65)
Oil (Bbls)	$(3.06)	$(2.52)	$(3.28)	$(2.75) to $(3.35)
Natural gas liquids (Bbls)	$(24.97)	$(22.19)	$(29.74)	$(22.00) to $(28.00)

Costs Variable by Production ($/Mcfe):
Production expenses (including
production taxes)	$2.20	$1.99	$2.17	$1.90 to $2.30
DD&A – Oil and gas properties	$1.72	$1.82	$2.16	$1.80 to $2.10

Other Revenues (Expenses):
Natural gas services:
Revenues	$2,654	$2,909	$2,268	$2,200 to $2,400
Operating costs	$(2,413)	$(2,904)	$(2,121)	$(2,050) to $(2,250)
Exploration costs:
Abandonments and impairments	$(11,105)	$(23,519)	$(18,802)	$(1,000) to $(3,000)
Seismic and other	$(890)	$(1,580)	$(1,236)	$(500) to $(2,500)
DD&A – Other (a)	$(300)	$(294)	$(295)	$(250) to $(350)
General and administrative (a)	$(3,871)	$(4,906)	$(4,263)	$(4,300) to $(4,500)
Interest expense (a)	$(6,795)	$(6,939)	$(7,180)	$(7,300) to $(7,500)
Other income (expense) (b)	$713	$3,614	$366	$250 to $350

Effective Federal and State Income
Tax Rate:
Current	0%	0%	0%	0%
Deferred	35%	35%	35%	35%

Weighted Average Shares Outstanding
(In thousands):
Basic	11,290	11,352	11,352	11,350 to 11,400
Diluted	11,290	11,507	11,521	11,500 to 12,000

(a) Excludes amounts derived from Larclay JV.
(b) Excludes an estimated $13 million gain in the fourth quarter from the sale of assets in Pecos County (see “Sale of Assets.”)

Capital Expenditures

We have increased our estimates for planned exploration and development expenditures for fiscal 2007 by $16.3 million from $235.1 million to $251.4 million.  The following table summarizes, by area, certain information about our planned expenditures for 2007.

	Total
	Planned
	Expenditures
	Year Ending	Percentage
	December 31, 2007	of Total
	(In thousands)
North Louisiana	$81,200	32%
South Louisiana	64,800	26%
East Texas Bossier	39,900	16%
Permian Basin	35,000	14%
Austin Chalk (Trend)	22,900	9%
Utah/California	7,000	3%
Other	600	-
	$251,400	100%

Most of the $16.3 million increase in estimated capital expenditures for fiscal 2007 relates to increased drilling activity in the Austin Chalk (Trend), East Texas Bossier program and the Permian Basin.  We have decided to increase developmental drilling activities in oil-prone areas such as our core acreage block in the Austin Chalk (Trend), where we have in-fill drilling opportunities, and in the Permian Basin where we have a large inventory of drilling locations.  As a result, we now estimate that approximately half of our expenditures for exploration and development activities for fiscal 2007 will relate to exploratory prospects.

Supplementary Information

Oil and Gas Production
The following table summarizes, by area, our actual and estimated daily net production for each quarter during the year ending December 31, 2007.  These estimates represent the approximate mid-point of the estimated production range.

	Daily Net Production for 2007
	Actual	Actual	Actual	Estimated
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Gas (Mcf):
Permian Basin	15,389	13,724	15,469	14,544
Louisiana	22,530	32,435	37,523	34,141
Austin Chalk (Trend)	2,011	2,445	2,176	2,054
Cotton Valley Reef Complex	7,697	7,651	6,811	6,402
Other	451	349	521	359
Total	48,078	56,604	62,500	57,500

Oil (Bbls):
Permian Basin	3,096	3,135	3,291	3,447
Louisiana	1,201	1,486	1,357	1,195
Austin Chalk (Trend)	1,672	1,627	1,589	2,043
Other	64	93	89	65
Total	6,033	6,341	6,326	6,750

Natural Gas Liquids (Bbls):
Permian Basin	199	226	200	242
Austin Chalk (Trend)	265	251	229	253
Other	47	149	201	130
Total	511	626	630	625

Accounting for Derivatives
The following summarizes information concerning our net positions in open commodity derivatives applicable to periods subsequent to September 30, 2007.  The settlement prices of commodity derivatives are based on NYMEX futures prices.

Collars:
	Gas			Oil
	MMBtu (a)	Floor	Ceiling	Bbls	Floor	Ceiling
Production Period:
4th Quarter 2007	459,000	$4.00	$5.18	141,000	$23.00	$25.20
1st Quarter 2008	434,000	$4.00	$5.15	132,000	$23.00	$25.07
2nd Quarter 2008	426,000	$4.00	$5.15	132,000	$23.00	$25.07
3rd Quarter 2008	419,000	$4.00	$5.15	128,000	$23.00	$25.07
	1,738,000			533,000

Swaps:
	Gas		Oil
	MMBtu (a)	Price	Bbls	Price
Production Period:
4th Quarter 2007	2,400,000	$8.34	225,000	$72.75
1st Quarter 2008	1,800,000	$8.26	-	$-
2nd Quarter 2008	1,500,000	$8.16	150,000	$65.60
3rd Quarter 2008	1,500,000	$8.16	150,000	$65.60
4th Quarter 2008	1,500,000	$8.16	150,000	$65.60
	8,700,000		675,000

(a)       One MMBtu equals one Mcf at a Btu factor of 1,000.

In July 2006, we terminated certain fixed-price oil swaps covering 75,000 barrels at a price of $80.45 per barrel from October 2007 through December 2007, resulting in an aggregate loss of approximately $589,000, which is being paid to the counterparty monthly during 2007.

In September 2007, we also terminated certain fixed-priced oil swaps covering 270,000 barrels at a price of $78.64 from January 2008 through March 2008 and a price of $76.65 from April 2008 through December 2008, resulting in an aggregate loss of approximately $3.3 million, which will be paid to the counterparty monthly during 2008.

Interest Rates

The following summarizes information concerning our net positions in open interest rate swaps applicable to periods subsequent to September 30, 2007.

Interest Rate Swaps:
	Principal	Fixed Libor
	Balance	Rates
Period:
October 1, 2007 to September 24, 2008	$100,000,000	4.73%
October 1, 2007 to November 1, 2007	$50,000,000	5.19%
November 1, 2007 to November 1, 2008	$45,000,000	5.73%

We did not designate any of the derivatives shown in the preceding tables as cash flow hedges under SFAS 133; therefore, all changes in the fair value of these contracts prior to maturity, plus any realized gains or losses at maturity, will be recorded as other income (expense).

Sale of Assets

We sold our oil and gas assets in Pecos County, Texas, for $21 million, net of estimated closing costs.  The sale was completed in November 2007.   We expect to record a gain of approximately $13 million in the fourth quarter of 2007.